UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2006

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 17, 2006, the Board of Directors ("Board") of Smart Online, Inc. ("Smart Online" or the "Company") increased the size of the Board to six (6) members and appointed Shlomo Elia, Philippe Pouponnot and C. James Meese, Jr. to the Board.

In connection with their service on the Board, Mr. Meese will be compensated pursuant to the Company’s Revised Board Compensation Policy, which was attached as Exhibit 10.3 to the Company’s September 30, 2006 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2006. Pursuant to the Revised Board Compensation Policy, the Board will grant 10,000 shares of restricted common stock in the Company to Mr. Meese. In addition, given the time and expertise requirements of acting as Chairman of the Audit Committee, the Company has amended its Board Compensation Policy to increase the monthly retainer for the Chairmant of the Audit Committee from $1,500 to $2,000. At this time, Mr. Elia and Mr. Pouponnot have declined to be compensated pursuant to the Revised Board Compensation Policy.

Mr. Elia was originally recommended for appointment to the Board of Directors by Atlas Capital, S.A. (a shareholder in the Company) and Mr. Pouponnot was originally recommended for appointment by The Blueline Fund (a shareholder in the Company). In a transaction that closed on August 21, 2006, Mr. Pouponnot purchased 50,000 shares of the Company’s common stock in a private placement transaction. This transaction is more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2006.

Mr. Elia, 63, is a Director and founder of 3Pen Ltd. Prior to founding 3PEN, Mr. Elia held several senior positions in the Israeli Defense Forces ("I.D.F."), including the post of the Military Governor of the West-Bank and Commander of the Liaison Unit for South Lebanon. During his service, among other activities, General Elia was engaged for a year as a Research Fellow in the Institute of International Strategic Affairs at U.C.L.A. Since his retirement from the I.D.F., he is involved in communication projects in Nigeria and West Africa, and construction projects in Romania. Mr. Elia holds a B.A. degree in Modern History of the Middle-East from Tel Aviv University.

Mr. Pouponnot, 37, is the Director of Azur Management SAL. Mr. Pouponnot has been a director of Azur Management since its founding in 1999. In his position with Azur Management, he has gained international experience working with banks and brokers in all phases of investment management, including administrative, investment and commercial transactions. He also serves as an asset and investment manager for companies and high net worth individuals. Mr. Pouponnot has also worked closely with companies in a variety of sectors in matters ranging from formation to reorganization to liquidation. Mr. Pouponnot has also been appointed to the Board's Compensation Committee and the Corporate Governance and Nominating Committee.

Mr. Meese, 65, is the President of Business Development Associates, Inc. Since 1989, Mr. Meese has provided advice and assistance to both middle market and emerging companies on issues of company valuations, acquisitions and divestitures, market development, corporate governance, capital acquisition, strategic planning, exit strategies and organizational structuring through Business Development Associates, Inc., a strategic advisory firm, where he serves as the President. Prior to 1989, he spent approximately 20 years in various senior corporate marketing, business development and finance positions. Sixteen of those years were spent with West Pharmaceutical Services Inc. Mr. Meese was a member of the company’s Top Management Committee during his last four years with West. Mr. Meese is a director of Digital Recorders, Inc. (NASDAQ: TBUS), Electrical Equipment Company, The Railroaders Memorial Museum, and The Raleigh Rescue Mission and its Foundation. He chairs the Railroaders Museum Board, and serves on a variety of committees in his directorships. He is a member of the NACD. Mr. Meese received a B.A. degree in Economics from the University of Pennsylvania and an M.B.A. from Temple University. Mr. Meese has been appointed to the Board's Compensation Committee and the Corporate Governance and Nominating Committee. Mr. Meese was also determined by the Board to be an "audit committe financial expert" and has been named Chairman of the Board's Audit Committee.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective November 17, 2006, the Company amended its Amended and Restated Bylaws (the "Bylaws"). The amendments provide for an increase in the size of the Board from four (4) under the Bylaws to six (6) under the Second Amended and Restated Bylaws (the "Amended Bylaws"). The Bylaws were also amended to repeal the classified Board provisions thereof. Finally, the Bylaws were amended to facilitate voting by stockholders on matters presented at the annual and special meetings of the stockholders by means of electronic proxies and to permit stockholders to nominate persons for election to the Board and to propose business to be considered by the stockholders at stockholder meetings.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1 Second Amended and Restated Bylaws.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

November 17, 2006	By:	/s/ Nicholas A. Sinigaglia

Name: Nicholas A. Sinigaglia
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.1	Second Amended and Restated Bylaws.